Exhibit 99.1
Scripps reports fourth-quarter results

For immediate release	(NYSE: SSP)
February 24, 2011
CINCINNATI — The E.W. Scripps Company reported operating results for the fourth quarter of 2010 that included significantly higher operating income, led by the strong performance of the television division.
Consolidated revenues from continuing operations were $220 million, an increase of 12.1 percent from $196 million in the fourth quarter of 2009.
Costs and expenses totaled $178 million, an increase of 6.5 percent compared with the same period in 2009. Pre-tax restructuring costs, largely for the ongoing efforts to standardize and centralize certain functions in the newspaper division, totaled $2.4 million, compared with $5.8 million in the year-ago quarter.
Operating income more than doubled in the period to $28.9 million.
In the fourth quarter of 2010, the company reported income from continuing operations before income taxes of $28.5 million, compared with $12.9 million in the 2009 quarter. Income from continuing operations, net of tax, was $23.7 million, or 37 cents per share, in the 2010 quarter, compared with income from continuing operations, net of tax, of $12.3 million, or 19 cents per share, in the 2009 quarter.
On April 27, 2010, Scripps announced that it had signed an agreement to sell its character licensing business, United Media Licensing, to Iconix Brand Group for $175 million in cash. The sale closed on June 3, 2010. Operating results and the after-tax gain on the sale of the licensing business now are reported as discontinued operations for all periods presented.
“A rebound in most TV advertising categories, accentuated by an exceptionally strong political advertising season, resulted in a strong end of the year for the company,” said Rich Boehne, Scripps president and CEO. “Newspaper ad revenues were still below the prior year, but the year-over-year decline continued to shrink compared with prior quarters.”
“Our primary focus, however, is on using this difficult economic period to retool the company for sustainable cash flow growth in the future. We are well down the path of reorganizing our newspaper division to lower overall expenses and deliver outstanding content and improved revenue performance across multiple platforms. In the TV division, we have retrained nearly the entire news division to deliver more and better news content to larger and more valuable audiences on all screens. Across the board, we have maintained headcount that produces the high-quality local journalism which should set our operations apart in the brutally competitive future,” Boehne said.

“Scripps also is well positioned, with a strong balance sheet, to opportunistically deploy its capital during these times of rapid transition for media. Those investments may include buying more of what we already own through our share repurchase program. Moving into 2011, we will continue to evaluate a mix of internal and external opportunities to enhance revenue and create value for our owners.”
Fourth-quarter results by segment are as follows:
Television
Benefiting from the company’s approach to garnering political ad dollars and the favorable footprint of the company’s stations in the 2010 election cycle, revenue from the Scripps television stations was $101 million, an increase of 37 percent over the fourth quarter of 2009. The 2010 figure was 8.1 percent higher than the $93.4 million in revenue reported in the fourth quarter of the presidential election year of 2008.
Advertising revenue broken down by category was:
•	Local, up 1.2 percent to $43.3 million

•	National, up 5.1 percent to $23.4 million

•	Political was $28.1 million, compared with $2.9 million in the 2009 quarter
The significant increase in political advertising reduced the inventory that was available for local and national advertisers through Nov. 2. Despite that displacement, the total revenue from non-political advertisers grew on the strength of the automotive category, which was up 31 percent compared with the fourth quarter of 2009. After a historically weak year for automotive advertising in 2009, the category’s rebound began in December of that year.
During the fourth quarter, Scripps announced a new five-year affiliation agreement involving six of its stations and the ABC television network. Additionally, the company recently agreed to extend for five years the relationship between its three NBC stations and the NBC television network. The new ABC and NBC agreements discontinue the payment of affiliation fees from the networks to the television stations. Instead, Scripps will pay a licensing fee for the networks’ programming. As a result, network compensation in fourth quarter was less than $100,000, compared with $1.5 million in the fourth quarter of 2009.
Revenue from retransmission consent agreements was $3.0 million, a year-over-year increase of 18 percent, and digital revenue increased 39 percent to $2.3 million.
Expenses for the TV station group increased year over year by 7.5 percent to $63.7 million in the fourth quarter. Contributing to the expense increase were programming costs associated with the new ABC affiliation agreement and an increase in employee costs, which rose 7.4 percent due to the restoration of performance bonuses.
The television division’s segment profit, which was $14.7 million in the year-ago quarter, more than doubled in the 2010 quarter to $37.3 million, the division’s highest segment profit figure since the fourth quarter of 2006. (See Note 2 in the attached financial information for a definition of segment profit.)

Newspapers
Revenue from Scripps newspapers declined 2.7 percent year over year to $114 million in the fourth quarter. Advertising revenue was down 5.3 percent to $79.0 million. Both figures reflect continued moderation in the rates of decline on a sequential basis. In the third quarter of 2010, for example, total revenues declined 3.8 percent and ad revenues were down 6.8 percent, year over year.
Advertising revenue broken down by category was:
•	Local, down 6.5 percent to $24.1 million

•	Classified, down 4.0 percent to $20.3 million

•	National, down 9.9 percent to $5.0 million

•	Preprint and other, down 5.8 percent to $22.1 million

•	Digital was flat at $7.5 million
Within the classified advertising category, real estate remained weak due to the company’s heavy exposure in California and Florida, but automotive was up more than 5 percent in the fourth quarter, and help wanted rose more than 11 percent.
Reported circulation revenue in the fourth quarter was $30.7 million, a 4.4 percent increase compared to the year-ago period. A change in the nature of the business relationship between the company and certain newspaper distributors in select markets caused the increase in circulation revenue. The company has completed a transition to pay most independent distributors on a per-unit basis, recording circulation revenue after the transition at a higher retail basis and recording the per-unit delivery cost as distribution expense. Excluding the effects of that change, which does not affect segment profit, circulation revenue in the fourth quarter would have been down 1.0 percent.
Employee costs in the fourth quarter were 3.8 percent lower than in the year-ago period due to lower pension expense and a reduction in the number of employees. The number of full-time equivalent employees at Scripps newspapers was 4.4 percent lower than a year ago.
Despite a 5.2 percent decrease in newsprint usage, the expense for newsprint and press supplies in the fourth quarter rose 10 percent due to a 30 percent increase in the price of newsprint.
Total segment expenses for Scripps newspapers increased 2.2 percent to $99.3 million, compared with $97.1 million in the prior-year period.
Fourth-quarter segment profit in the newspaper division was $14.7 million, compared with segment profit of $20.0 million in the fourth quarter of 2009.
Syndication and other
The “syndication and other” category includes United Media’s remaining syndication business and a number of smaller operations. Revenue from those operations was down 2.4 percent in the fourth quarter to $5.3 million, and the segment loss was $400,000, compared with a breakeven fourth quarter in 2009.

Financial condition
Scripps had essentially no long-term debt at the end of the quarter, while cash and cash equivalents totaled $205 million.
At the end of 2010, the fair value of the company’s pension plan assets was approximately $48 million less than the company’s projected benefit obligations, a $79 million decrease in the unfunded liability compared with the end of 2009. The shortfall in plan assets relative to projected benefit obligations is reflected in the “other liabilities” section of the attached condensed consolidated balance sheets.
Scripps did not repurchase any of its Class A Common shares during the fourth quarter, so the company’s remaining share repurchase authorization stands at $75 million as of Dec. 31, 2010. The authorization expires at the end of 2012.
Full-year results
Revenue from continuing operations in 2010 was $777 million, an increase of 6.1 percent from $732 million in the prior-year period.
Scripps reported income from continuing operations, net of tax, of $28.9 million, or 45 cents per share, in 2010, compared with a loss from continuing operations, net of tax, of $199 million, or $3.69 per share, in 2009.
The 2010 figures include after-tax restructuring charges totaling $7.8 million, or 12 cents per share, for the rationalization of functions and centralization of processes in its newspaper division and the consolidation of certain functions at its television stations. The 2009 figures include non-recurring items that, net of taxes, totaled $198 million, or $3.68 per share. Those items include an impairment charge to write down the carrying value of goodwill and other intangible assets at the Scripps television stations, restructuring charges, and a non-cash curtailment charge related to the company’s decision to freeze its pension plan on June 30, 2009.
Including the results of discontinued operations and the gain on the sale of the licensing business, Scripps reported net income of $131 million, or $2.04 per share, in 2010, compared with a net loss of $210 million, or $3.89 per share, in 2009.
Looking ahead
In the first quarter of 2011, management expects the year-over-year growth in television revenues to be in the low single digits, in part due to the absence of Olympics advertising compared with the first quarter of 2010. The newspaper division is expected to report year-over-year revenue performance in the first quarter that is similar to its performance in the fourth quarter of 2010.
During the first quarter, total television expenses are expected to increase at a percentage rate in the mid-single digits as a result of higher employee costs related to expected merit increases and the affect of the July 2010 restoration of the company match of employees’ 401(k) contributions. Total newspaper expenses also are expected to rise in the mid-single-digit range, driven by increases in the cost of newsprint and increased expenses for employee benefits.
For the full year, management expects:
•	Expenses for corporate and shared services to be approximately $32 million,

•	Depreciation and amortization to be approximately $40 million,

•	Capital expenditures to be less than $20 million, and

•	Restructuring charges to be approximately $10 million.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s fourth-quarter results during a telephone conference call at 9 a.m. Eastern today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1951 (U.S.) or 1-612-332-0720 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“fourth quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. Eastern Feb. 24 until 11:59 p.m. Eastern March 4. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 188883.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.
Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2009 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 132-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and syndication of news features and comics. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets; the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the syndicator of news features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY RESULTS OF OPERATIONS

	Three months ended		Years ended
	December 31,		December 31,
(in thousands, except per share data)	2010	2009	2010	2009

Operating revenues	$220,238	$196,479	$776,890	$732,398
Costs and expenses, excluding restructuring costs	(177,990)	(167,090)	(686,522)	(691,644)
Restructuring costs	(2,409)	(5,780)	(12,678)	(9,935)
Depreciation and amortization	(10,974)	(11,430)	(44,894)	(44,360)
Impairment of goodwill and indefinite-lived assets	—	—	—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	42	671	(1,218)	444

Operating income (loss)	28,907	12,850	31,578	(229,510)
Interest expense	(1,232)	(996)	(3,666)	(2,554)
Miscellaneous, net	848	1,068	1,798	749

Income (loss) from continuing operations before income taxes	28,523	12,922	29,710	(231,315)
Benefit (provision) for income taxes	(4,861)	(579)	(840)	32,363

Income (loss) from continuing operations, net of tax	23,662	12,343	28,870	(198,952)
Income (loss) from discontinued operations, net of tax	1,872	(135)	101,536	(10,695)

Net income (loss)	25,534	12,208	130,406	(209,647)
Net income (loss) attributable to noncontrolling interests	(103)	105	(103)	(42)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$25,637	$12,103	$130,509	$(209,605)

Net income (loss) per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income (loss) from continuing operations	$0.37	$0.19	$0.45	$(3.69)
Income (loss) from discontinued operations	.03	.00	1.59	(0.20)

Net income (loss) per basic share of common stock	$0.40	$0.19	$2.04	$(3.89)

Weighted average basic shares outstanding	57,882	54,383	56,857	53,902

Net income (loss) per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Income (loss) from continuing operations before income tax was affected by the following:
2010 — Restructuring costs at our television and newspaper operations totaled $2.4 million in the fourth quarter and $12.7 million year-to-date.
2009 — Separation costs and costs to restructure our operations were $5.8 million in the fourth quarter and $9.9 million year-to-date.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising time to local and national advertisers.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising space to local and national advertisers and from the sale of newspapers to readers.
Syndication and other media primarily include syndication of news features and comics and other features for the newspaper industry.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Television	$100,984	$73,934	36.6%	$321,148	$255,220	25.8%
Newspapers	113,972	117,135	(2.7)%	434,988	455,166	(4.4)%
Syndication and other	5,282	5,410	(2.4)%	20,754	22,012	(5.7)%

Total operating revenues	$220,238	$196,479	12.1%	$776,890	$732,398	6.1%

Segment profit (loss):
Television	$37,279	$14,675		$74,890	$20,168
Newspapers	14,705	19,997		52,480	49,249
JOAs and newspaper partnerships	—	—		—	(211)
Syndication and other	(396)	3		(2,767)	(1,352)
Corporate and shared services	(9,340)	(5,288)		(34,235)	(27,313)

Depreciation and amortization	(10,974)	(11,430)		(44,894)	(44,360)
Impairment of goodwill and indefinite-lived assets	—	—		—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	42	671		(1,218)	444
Interest expense	(1,232)	(996)		(3,666)	(2,554)
Restructuring costs	(2,409)	(5,780)		(12,678)	(9,935)
Miscellaneous, net	848	1,070		1,798	962

Income (loss) from continuing operations before income taxes	$28,523	$12,922		$29,710	$(231,315)

	Three months ended		Years ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009

Depreciation:
Television	$4,405	$4,438	$17,195	$17,837
Newspapers	6,010	6,339	25,261	23,365
Syndication and other	87	128	458	592
Corporate and shared services	134	180	603	736

Total depreciation	$10,636	$11,085	$43,517	$42,530

Amortization of intangibles:
Television	$95	$84	$378	$335
Newspapers	243	261	999	1,495

Total amortization of intangibles	$338	$345	$1,377	$1,830

The following is segment operating revenue for television:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$43,257	$42,740	1.2%	$162,929	$151,665	7.4%
National	23,385	22,247	5.1%	85,909	73,575	16.8%
Political	28,116	2,902		48,117	5,063
Network compensation	91	1,538	(94.1)%	1,152	7,464	(84.6)%
Other	6,135	4,507	36.1%	23,041	17,453	32.0%

Total operating revenues	$100,984	$73,934	36.6%	$321,148	$255,220	25.8%

The following is segment operating revenue for newspapers:

	Three months ended			Years ended
	December 31,			December 31,
(in thousands)	2010	2009	Change	2010	2009	Change

Segment operating revenues:
Local	$24,060	$25,738	(6.5)%	$88,778	$97,394	(8.8)%
Classified	20,250	21,087	(4.0)%	84,993	94,183	(9.8)%
National	5,041	5,593	(9.9)%	19,017	21,546	(11.7)%
Digital	7,547	7,537	0.1%	28,170	29,465	(4.4)%
Preprint and other	22,077	23,433	(5.8)%	74,765	79,243	(5.7)%

Newspaper advertising	78,975	83,388	(5.3)%	295,723	321,831	(8.1)%
Circulation	30,661	29,361	4.4%	121,283	115,872	4.7%
Other	4,336	4,386	(1.1)%	17,982	17,463	3.0%

Total operating revenues	$113,972	$117,135	(2.7)%	$434,988	$455,166	(4.4)%

3. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	December 31,	December 31,
(in thousands)	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$204,924	$7,681
Short-term investments	—	12,180
Other current assets	157,655	213,366
Assets of discontinued operations	—	24,948

Total current assets	362,579	258,175

Investments	10,652	10,660
Property, plant and equipment	389,650	417,745
Intangible assets	23,107	23,635
Deferred income taxes	30,844	57,132
Other long-term assets	10,710	13,176
Assets of discontinued operations	—	5,825

TOTAL ASSETS	$827,542	$786,348

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$34,091	$25,172
Customer deposits and unearned revenue	26,072	26,773
Accrued expenses and other current liabilities	78,321	58,953
Liabilities of discontinued operations	—	24,362

Total current liabilities	138,484	135,260

Long-term debt	850	35,916
Other liabilities (less current portion)	96,676	181,552
Liabilities of discontinued operations	—	369
Total equity	591,532	433,251

TOTAL LIABILITIES AND EQUITY	$827,542	$786,348

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended		Years ended
	December 31,		December 31,
(in thousands)	2010	2009	2010	2009

Numerator (for basic earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$25,637	$12,103	$130,509	$(209,605)
Less income allocated to unvested restricted stock and RSUs	(2,507)	(1,786)	(14,604)	—

Numerator for basic earnings per share	$23,130	$10,317	$115,905	$(209,605)

Denominator

Basic weighted-average shares outstanding	57,882	54,383	56,857	53,902
Effective of dilutive securities:
Stock options held by employees and directors	175	—	141	—

Diluted weighted-average shares outstanding	58,057	54,383	56,998	53,902